Exhibit 99.1
Company Contact:
A. Pierre Dubois
Pierpont Investor Relations
Director of Investor Relations
(512) 527-2921
Valence Technology Reports Second Quarter and Six Month
Fiscal 2008 Financial Results
Austin, Texas, November 7, 2007 — Valence Technology, Inc. (NASDAQ:VLNC), a leader in Lithium Phosphate Rechargeable Battery Systems today reported financial results for its fiscal second quarter and six months ended September 30, 2007.
Summary results for second quarter fiscal 2008 compared with second quarter fiscal 2007 include:
•	Revenue of $5.6 million compared with $6.4 million a year ago.

•	Gross margin of $0.7 million compared with $1.1 million last year.

•	Operating loss of $3.4 million compared with $3.1 million.

•	Operating expenses of $4.1 million compared with $4.2 million.

•	Net loss available to common shareholders of $4.9 million, or $0.04 per share, compared to $4.8 million, or $0.05 per share.
Summary highlights for six months fiscal 2008 compared to six months fiscal 2007 year:
•	Revenue increased to $9.6 million for the first six months compared with $9.5 million last year.

•	Gross margin increased to 12.4% compared with 11.5% last year.

•	Operating expenses declined by $0.8 million, or approximately 10% for the period.

•	Operating loss was reduced by $0.9 million to $6.4 million.

•	Net loss available to common shareholders improved to $9.3 million, or $0.08 per share, compared with $10.4 million, or $0.11 per share.

“While our reported financial results for the fiscal second quarter were basically flat with the same period a year ago, I am pleased that the company continues to make progress in many areas,” said Robert L. Kanode, President and Chief Executive Officer of Valence Technology. “We look forward to working with new and existing customers as Valence continues to evolve from a pure technology development company to a leading provider of innovative lithium phosphate solutions.”
Financial Results
•	For the second quarter of fiscal 2008, the company reported total revenue of $5.6 million compared with $6.4 million for the same period last year. As expected, revenues year over year were lower as last year’s second quarter results included the deferral of product orders from first quarter fiscal 2007. Subsequently, last year’s second quarter revenues increased to a record level. Gross margin declined to $0.7 million compared with $1.1 million, mainly due to the lower revenues in the quarter. The company reported a net loss available to common shareholders of $4.9 million, or $0.04 per share, compared to a net loss of $4.8 million, or $0.05 per share, for the second quarter last year.

•	For the six month period ended September 30, 2007, revenue was $9.6 million compared with $9.5 million for the same period last year. Gross margin improved slightly mainly due to revisions made to the inventory reserve in the first quarter of fiscal 2008. Operating expenses declined by approximately $0.8 million or almost 10% as part of the ongoing cost reduction initiatives undertaken last year. Net loss available to common shareholders improved to $9.3 million, or $0.08 per share compared with $10.4 million, or $0.11 per share for the six month period ended September 30, 2006.
Second Quarter Fiscal 2008 Financial Results Conference Call and Webcast
The Valence management team will host a conference call and live webcast to discuss the fiscal 2008 second quarter and six month financial results beginning at 8:00 a.m. CST on Wednesday, November 7, 2007. The conference call will be webcast and may be accessed by all interested parties at www.valence.com. To access the webcast, please go to this Web site approximately fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.
Those callers within the United States and Canada can dial (800) 776-9057 and enter conference identification number 3106774 to participate. Callers outside the United States and Canada can dial (913) 312-0842 and enter conference identification number 3106774 to participate.
A telephonic replay will be available from 11:00 a.m. CST on November 7, 2007 through 11:00 a.m. CST on November 15, 2007. To access the replay, please dial (888) 203-1112 and enter the following identification number 3106774. In addition, a replay of the webcast will be available on the company’s website at www.valence.com.

About Valence Technology Inc.
Valence Technology developed and markets the industry’s first commercially available, safe, large-format family of Lithium Phosphate Rechargeable Batteries. Valence Technology holds an extensive, worldwide portfolio of issued and pending patents relating to its Lithium Phosphate Rechargeable Batteries. The company has facilities in Austin, Texas; Las Vegas, Nevada; Mallusk, Northern Ireland and Suzhou, China. Valence is traded on the NASDAQ Capital Markets under the ticker symbol VLNC and can be found on the internet at http://www.valence.com.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our statements that we are positioned to realize better execution, improve gross margins, continue to reduce production costs and expenses, realize a strong year in both customer orders and revenue and our financial guidance. Actual results may vary substantially from these forward-looking statements as a result of a variety of factors. Among the important factors that could cause actual results to differ are: the impact of our limited financial resources on our ability to execute on our business plan and the need to raise additional debt or equity financing to execute on that plan; our uninterrupted history of quarterly losses; our ability to service our debt, which is substantial in relationship to our assets and equity values; the pledge of all of our assets as security for our existing indebtedness; the rate of customer acceptance and sales of our products; the continuance of our relationship with a few existing customers, which account for a substantial portion of our current and expected sales in the upcoming year; the level and pace of expansion of our manufacturing capabilities; the level of direct costs and our ability to grow revenues to a level necessary to achieve profitable operating margins in order to achieve break-even cash flow; the level of our selling, general and administrative costs; any impairment in the carrying value of our intangible or other assets; our execution on our business strategy of moving our operations to Asia and our ability to achieve our intended strategic and operating goals; the effects of competition; and general economic conditions. These and other risk factors that could affect actual results are discussed in our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended March 31, 2007, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
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{Financial Tables to Follow}

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30,	March 31,
	2007	2007
ASSETS
Current Assets :
Total Current Assets	$15,319	$15,025

Total Assets	$19,558	$19,200

Liabilities, Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Total Current Liabilities	$7,479	$7,643

Total Liabilities	$80,441	$78,508

Redeemable Convertible Preferred Stock	$8,610	$8,610

Total Stockholders’ Deficit	$(69,493)	$(67,918)

Total Liabilities, Preferred Stock and Stockholders’ Deficit	$19,558	$19,200

VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Total revenues	$5,552	$6,376	$9,605	$9,544

Gross margin profit (loss)	663	1,079	1,189	1,101

Operating loss	(3,438)	(3,142)	(6,414)	(7,302)

Net loss available to common stockholders	$(4,872)	$(4,768)	$(9,252)	$(10,425)

Net loss per share available to common stockholders	$(0.04)	$(0.05)	$(0.08)	$(0.06)